                                                                   EXHIBIT 10.80

================================================================================

                               DATED 4th May 1995

                                      LEASE

                                    of Unit 2
                                  Birch Phase
                         Kembrey Park Swindon Wiltshire

                        Sun Alliance and London Assurance
                               Company Limited              (1)

                              Tinsley Robor plc             (2)


                                    TOWNSENDS
===================================Solicitors===================================

                 42 Cricklade Street, Swindon, Wiltshire SN1 3HD
                  Telephone (01793) 410800 - Fax (01793) 616294

                                    CONTENTS

Clause           Clause Heading                           Page
------           --------------                           ----
Number
------

1.               INTERPRETATION                              1

2.               THE DEMISE                                  4

3.               THE TENANT'S COVENANTS                      7
3.1              Rent                                        7
3.2              Rent to be paid in full                     7
3.3              VAT                                         7
3.4              Outgoings                                   8
3.5              Interest                                    8
3.6              Water, gas and electricity                  9
3.7              Repair                                      9
3.8              Redecoration                                9
3.9              Notice to repair                           10
3.10             Alterations                                10
3.11             Obstructions                               11
3.12             Alienation                                 11
3.13             Access                                     14
3.14             Use                                        14
3.15             Nuisance                                   14
3.16             Compliance with statutes                   15
3.17             Easements                                  16
3.18             Safe use of the Demised
                 Premises                                   16
3.19             Signs                                      17
3.20             Regulations                                17
3.21             Notices received                           17
3.22             Landlord's costs                           17
3.23             Planning applications                      18
3.24             Indemnity in respect of
                 Outgoings                                  18
3.25             Reletting or sale                          18
3.26             Handing back of Demised Premises           19
3.27             Restrictions on pollution                  19

4.               THE LANDLORD'S COVENANTS                   20
4.1              Quiet enjoyment                            20
4.2              Services                                   20
4.3              The Substation Lease                       20

5.               INSURANCE                                  21
5.1              The Landlord's obligations                 21
5.2              The Tenant's obligations                   22
5.3              Suspension of Rent                         23
5.4              Alternative arrangements for
                 repayment of insurance premium             24

6.               FURTHER PROVISIONS                         24
6.1              Forfeiture                                 24

6.2              Alterations to other property              25
6.3              Electromagnetic and light
                 based transmissions                        25
6.4              Limitation of Landlord's
                 liability                                  25
6.5              Planning restrictions                      26
6.6              Service of notices                         26
6.7              VAT                                        26
6.8              Option to determine                        27

FIRST
SCHEDULE         The Demised Premises                       27

Part 1           Items excluded from the
                 Demised Premises                           27
Part 2           Items included in the
                 Demised Premises                           27

SECOND
SCHEDULE         The Service Charge                         28

Part  1          Payment of the Service Charge              28
Part  2          The Services                               30
A                The whole of Kembrey Park                  30
B                The Birch Phase                            31
Part  3          Calculation of the Tenant's
                 proportion                                 32

THIRD
SCHEDULE         Car Parking Arrangements                   33

FOURTH
SCHEDULE         Rent Review                                33

T H I S   L E A S E   is made the 4th day of May One thousand nine hundred and
ninety-five BETWEEN

SUN ALLIANCE AND LONDON ASSURANCE COMPANY LIMITED whose Registered Office is at 1 Bartholomew Lane London EC2N 2AB ("the Landlord") (1) and

TINSLEY ROBOR plc whose registered office is at Drayton House Drayton Chichester West Sussex PO20 6EW ("the Tenant") (2)

THIS DEED WITNESSES THAT:-

1.    INTERPRETATION IN this lease:

1.1 EXCEPT where this lease expressly says otherwise a reference to an Act of Parliament (or a section of an Act of Parliament) refers to that Act (or section) as it applies at the date of this lease and any later amendment or reenactment of it and to any instruments rules regulations or orders made under such Act or section____

1.2 A RIGHT given to the Landlord to enter the Demised Premises extends to anyone the Landlord authorises to enter, and includes the right to bring workmen and appliances onto the Demised Premises for the stated purpose_____

1.3 AUTHORITY given to a person to enter the Demised Premises after giving notice extends, if the circumstances justify it, to entry after giving less notice than specified or without giving any notice____

1.4 WHERE the Tenant agrees not to do or not to omit anything that also means that the Tenant will not allow anyone else to do or omit that thing____

1.5 THE expression "the Landlord" includes where the context admits the person who for the time being owns the interest in the Demised Premises which gives the right to possession of it when this lease ends____

1.6 THE expression "the Tenant" includes where the context admits the person who for the time being is entitled to the Demised Premises as Tenant under this lease____

1.7 IF under this lease there is more than one tenant or landlord any reference to "the Tenant" or "the Landlord" will be deemed to refer to each tenant or landlord and any obligation on the part of the Tenant or the Landlord (as the case may be) can be enforced against all of the tenants or all of the landlords (as the case may be) jointly and against each individually and any notice to be served on the Tenant or the Landlord will be validly served if served on any one or more of (as the case may be) the tenants or the landlords____

1.8 WORDS importing the singular are to be considered where appropriate as including the plural and vice versa

1.9 WORDS importing the masculine are to be considered where appropriate as including the feminine and neuter and vice versa_____

1.10 UNLESS the context requires the expressions to be interpreted differently, references in this lease to a "clause" "sub-clause" "schedule" or "paragraph" are references to the appropriately numbered clause, sub-clause, schedule or paragraph of this lease____

1.11 THE contents section and headings set out in this lease are included for ease of reference only, and should not be taken to affect the meaning of the provisions to which they refer_____

1.12 THE Schedules are incorporated in this lease and the Landlord and the Tenant agree to be bound by their provisions____

1.13 UNLESS the context requires the expressions to be interpreted differently, the following terms have the following meanings in this lease:-

"the Additional Rents"      means the sums reserved as such by sub-clause 2.4

"the Birch Phase"           means that part of Kembrey Park from time to time
                            designated by the Landlord as such

"the Buildings"             means the buildings from time to time built on and
                            forming the Birch Phase

"the Demised Premises"      means the warehouse and industrial premises with
                            ancillary office accommodation which form part of the Buildings and are known as Units 1 and 2 Birch
                            Phase Kembrey Park Swindon, and which are shown for identification only edged red on the Plan and exclude the items described in Part 1 of the First
                            Schedule but include the items described in Part 2 of the First Schedule

"the Early Termination      means 30th April 2005
Date"

"Impositions"               means rates, taxes, assessments, duties,
                            impositions, and outgoings whether parliamentary, parochial, local or of any other description and whether

[GRAPHIC]
                            or not of a capital or non-recurring nature

"Kembrey Park"              means the Landlord's property known as Kembrey
                            Park or any property or items maintained in conjunction with Kembrey Park as that development may from time to time be modified extended added to or reduced in size

"the Plan"                  means the plan attached to this Lease

"the Planning Acts"         means (subject to sub-clause 1.1) the Town and
                            Country Planning Act 1990, the Planning (Listed
                            Buildings and Conservation Areas) Act 1990, the
                            Planning (Hazardous Substances) Act 1990, the
                            Planning (Consequential Provisions) Act 1990 and the
                            Planning and Compensation Act 1991

"the Rent"                  means the following yearly rents:

                            (A)  Until  the  first  Review  Date:
                                 FORTY FOUR THOUSAND FIVE HUNDRED AND TWENTY FIVE POUNDS, ((pound)44,525) per annum

                            (B) during each successive Review Period: a yearly rent equal to the rent previously payable under this lease immediately prior to the relevant Review Date (any suspension or reduction of rent under sub-clause 5.3 being assumed for these purposes not to have effect) or such revised rent as may be determined in accordance with the provisions of the Fourth Schedule whichever is the higher

"the Rent Commencement      means 1st November 1995
Date"

"Review Date"               means the 1st day of May in the year 2000 (which is
                            the first Review Date) and in every fifth year thereafter

"Review Period"             means the period starting on any Review Date up to
                            and including the day before the next Review Date or starting with the last Review Date up to the end of the Term

"Service Charge"            means the Interim Service Charge

                            Instalments and the Negative Balance as defined in
                            Part 1 of the Second Schedule

"Service Media"             means ducts, sewers, drains, watercourses, gutters,
                            downspouts, gaspipes and meters, electric wires and meters, optical fibres, pipes and all other conducting media

"the Sub-Station Lease"     means a lease of the electricity substation site
                            shown coloured green on the Plan dated 12 April 1995 and made between the Landlord (1) and Southern
                            Electric plc (2) for a term of 50 years from 12
                            April 1995 at a peppercorn rent

"the Term"                  means the term of Fifteen years commencing on the
                            Term Commencement Date together with any lawful period of holding over or extension under statute or common law

"the Term Commencement      means 1st May 1995
Date"

"VAT" means Value Added Tax and any similar tax from time to time replacing or supplementing it____

1.14 Unless the context requires the expressions to be interpreted differently, the terms relating to the Service Charge defined in the Second Schedule and any other terms defined elsewhere in this lease, have the meanings set out in their respective definitions when they are used in this lease____

2.    THE DEMISE

IN consideration of the rents and covenants on the part of the Tenant and the conditions reserved and contained in this lease THE LANDLORD DEMISES to the Tenant the Demised Premises

2.1 TOGETHER WITH the following rights in common with the Landlord and its other tenants and occupiers at Kembrey Park and all others authorised by the Landlord____

      2.1.1 the right to park 19 cars in accordance with the conditions contained in the Third Schedule____

      2.1.2 the right for the Tenant and those authorised by it to pass at all times and for all purposes connected with the use from time to time authorised of the Demised Premises___

            2.1.2.1 with or without vehicles over such of the existing estate roads as the Landlord (acting reasonably) may from time to time specify and

            2.1.2.2 on foot only over such of the existing estate footpaths as the Landlord (acting reasonably) may from time to time specify____

            or (in each case) such substituted roads and footpaths giving adequate access to the Demised Premises as the Landlord may from time to time reasonably direct____

      2.1.3 the free and uninterrupted passage and running of gas water soil and electricity and other things to and from the Demised Premises through such Service Media as are intended to serve the Demised Premises and which are now or may subsequently during the Term be placed in under or about other parts of Kembrey Park and adjoining or neighbouring property belonging to the Landlord or in respect of which it is entitled to grant this right PROVIDED that:

            2.1.3.1 the Landlord may at its discretion reroute any such Service
                    Media (but not so as permanently to curtail the supply or passage of any service to the Demised Premises) and

            2.1.3.2 neither this sub-clause nor any other provision of this lease shall be interpreted as granting to the Tenant a right to pass or receive electromagnetic or laser or intensified light transmissions or signals across any property outside the Demised Premises____

      2.1.4 the right as often as necessary on reasonable written notice to enter the units adjoining the Demised Premises and adjoining property belonging to the Landlord for the purpose of inspecting cleaning emptying repairing and renewing any of the Service Media mentioned in sub-clause 2.1.3 or for the purpose of carrying out any of the Tenant's obligations under this lease the Tenant remedying any damage caused by such entry and exercising the right so as to cause as little inconvenience to the Landlord and adjoining or neighbouring tenants or occupiers as reasonably possible____

      2.1.5 the right of support for the Demised Premises from the property adjoining the Demised Premises____

      2.1.6 the right to use any refuse collection or similar service provided by the Landlord for the benefit of the Birch Phase

2.2 EXCEPT AND RESERVED to the Landlord and the tenants and other occupiers of the Landlord's adjoining or neighbouring property and others entitled to such rights____

      2.2.1 the free and uninterrupted passage and running of gas water soil and electricity and other things to and from other parts of Kembrey Park and any adjoining or neighbouring property through the Service Media which are now or may subsequently during the Term be placed in under or about the Demised Premises_____

      2.2.2 the right for the Landlord and the tenants and occupiers of any adjoining or neighbouring property as often as necessary on reasonable notice to enter the Demised Premises for the purpose of

            2.2.2.1 inspecting cleaning emptying repairing renewing installing or adding to any of the Service Media mentioned in sub-clause 2.2.1;

            2.2.2.2 executing any works necessary in order to comply with the requirements of any local or other Authority;

            2.2.2.3 inspecting painting cleaning or repairing or altering or carrying out other works on Kembrey Park or any part or parts of Kembrey Park or any adjoining or neighbouring property and/or any building thereon (or in the case of a tenant of an adjoining unit for the purpose of performing any of his obligations under his lease of that Unit) the Landlord tenant or person so entering remedying any damage caused by such entry and exercising this right so as to cause as little inconvenience to the Tenant as is reasonably practicable, or

            2.2.2.4 exercising or carrying out its rights and obligations under this lease____

      2.2.3 the right to carry out the works for which the rights of entry set out in sub-clause 2.2.2 are granted____

      2.2.4 the right of support from the Demised Premises for the property adjoining the Demised Premises____

      2.2.5 all or any rights of light or other easements or quasi-easements (if any) enjoyed by the Demised Premises over any other land or premises or enjoyed by any other land or premises over the Demised Premises____

      2.2.6 the right to rebuild and make any additions or alterations in adjoining or neighbouring property or buildings whether belonging to the Landlord or not____

      2.2.7 the right if any of the risks insured against by the Landlord occur for the Landlord to enter onto the Demised Premises for the purpose of inspecting and reinstating them and to remove from the Demised Premises any property belonging to or under the control of the Tenant so as to facilitate the carrying out of the reinstatement PROVIDED THAT such property shall be made available for collection by the Tenant at any reasonable time by prior arrangement and shall be returned by the Landlord once reinstatement is completed (or earlier if the Landlord so requires) ____

2.3 AND SUBJECT to all rights and easements (if any) belonging to or enjoyed by any adjoining or neighbouring property____

2.4 TO HOLD the Demised Premises (except and reserved and subject as mentioned above) to the Tenant for the Term the Tenant YIELDING AND PAYING therefor to the Landlord during the Term the Rent such Rent to be paid by four quarterly payments in advance on the usual Quarter Days for payment of rent in every year the first payment of one quarter's rent or a proportionate part to be made on the Rent Commencement Date in respect of the period from the Rent Commencement Date up to and including the day prior to the next following Quarter Day AND ALSO YIELDING AND PAYING from and including the Term Commencement Date by way of additional rents to the
      Landlord:

      2.4.1 the Service Charge____

      2.4.2 the sums from time to time payable in accordance with the Tenant's covenants in sub-clause 3.3

      2.4.3 the sums from time to time payable in accordance with the Tenant's covenants in sub-clause 3.4

      2.4.4 the sums from time to time payable in accordance with the tenant's covenants in sub-clause 5.2

      2.4.5 all other sums which may from time to time be due from the Tenant to the Landlord under this lease_____

3.    THE TENANT'S COVENANTS

THE TENANT hereby COVENANTS with the Landlord as follows:

3.1   Rent

      The Tenant will pay to the Landlord the Rent and Additional Rents on the days and times and in the manner set out in this lease for payment of those sums____

3.2   Rent to be paid in full

      The Tenant will not reduce any payment of Rent or Additional Rent or Service Charge by making any deduction from such payments or by setting any sum off against it____

3.3   VAT

      3.3.1 the Tenant will pay to the Landlord on demand any VAT (however it arises) which may be chargeable

            3.3.1.1 in respect of any payment (including the Rent) or

            3.3.1.2 otherwise on any supply of goods or services by the Landlord to the Tenant

            under the terms of or in relation to this lease subject to receiving from the Landlord a proper VAT invoice in respect thereof addressed to the Tenant

      3.3.2 in every case where the Tenant has agreed to reimburse the Landlord in respect of any payment by the Landlord under the terms of or in connection with this lease the Tenant will also reimburse any VAT paid by the Landlord on such payment. The obligation in this sub-clause 3.3.2 applies only to the extent that the Landlord is not able to recover such VAT as an input credit in its VAT computations____

3.4   Outgoings

      The Tenant will bear pay and discharge

      3.4.1 all existing and future Impositions assessed charged or imposed on the Demised Premises or on the owner or occupier in respect of the Demised Premises and

      3.4.2 save to the extent that such items form part of the Service Charge a fair proportion (to be determined by the Landlord) of all existing and future Impositions assessed charged or imposed on the Demised Premises together with other property or on the owner or occupier of the Demised Premises together with the owner or occupier of other property in respect of the Demised Premises and that other property except for Impositions payable by the Landlord (other than VAT) occasioned by receipt of the rents under this lease or by any dealing with its reversionary interest____

3.5   Interest

      The Tenant will pay interest for each day late at an annual rate equivalent to 4% over Lloyds Bank plc Base Rate or its equivalent for the time being upon the Rent or other monies from time to time falling due by the Tenant to the Landlord under this lease or arising out of or connected with or referable to this lease (but not on interest payable under this sub-clause) where such sums have been outstanding for more than seven days after they have fallen due and whether (in the case of the Rent and the Interim Service Charge Instalments and the VAT on the Rent and on the Interim Service Charge Instalments) they have been formally demanded or not such interest to be payable in respect of the period from the date on which the Rent or other monies fall due to the date of payment and to be payable at the rate mentioned above after as well as before any judgment relating to the Rent or such other monies and to apply at that rate to any costs fees or similar expenses properly incurred by the Landlord in obtaining or enforcing any such judgment BUT so that the provisions of this sub-clause 3.5 shall not restrict or cancel any other right which the Landlord may have under this lease____

3.6   Water, gas and electricity

      The Tenant will pay for all water electricity or gas consumed on the Demised Premises and will pay all standing or other related charges and will observe and perform all regulations made by the relevant authorities in respect of such services and will indemnify and keep indemnified the Landlord at all times in respect of the non-payment non-observance or non-performance of the water electricity or gas charges or all or any of those regulations in respect of the Demised Premises during the Term____ -

3.7   Repair

      The Tenant will

      3.7.1 not do or permit to be done during the Term any damage or waste to the Demised Premises or any of the fixtures and fittings in the Demised Premises____

      3.7.2 maintain and keep the Demised Premises in good and substantial repair and condition____

      3.7.3 make good all damage to the Demised Premises (but excluding damage by fire and other insured risks except when the insurance monies are rendered wholly or partly irrecoverable wholly or partly because of the act neglect or default of the Tenant any subtenant or other authorised occupier of all or part of the Demised Premises or its or their respective servants agents or invitees) ____

      3.7.4 not damage the fireproof paint coating used in the Buildings and the Tenant will, in the event of such paint coating being damaged, immediately replace the damaged area with a suitable coating in accordance with the manufacturer's instructions and the directions of the Landlord____

      3.7.5 notify the Landlord of any requirement of which the Tenant has become aware for the Landlord to carry out works as provided for in sub-clause 4.2____

3.8   Redecoration

      Without restricting or cancelling any other obligation of the Tenant under this lease, the Tenant will

      3.8.1 during every third year of the Term and during the last two months (however the Term may come to an end) of the Term in a good and workmanlike manner to the satisfaction in all respects of the Landlord redecorate the whole of the interior of the Demised Premises which has previously been or would usually be decorated with appropriate treatment using only good quality materials____

      3.8.2 during the last two months (however the Term may come to an end) of the Term recarpet that part of the Demised Premises which was carpeted at the beginning of the Term, with a carpet of no lesser quality than the original, of a design and colour to be approved by the Landlord____

3.9   Notice to repair

      The Tenant will

      3.9.1 allow the Landlord at all reasonable times having given at least 48 hours written notice to the Tenant to enter the Demised Premises for the purpose of examining the state and condition and use made of the Demised Premises and of the fixtures and fittings in the Demised Premises and of taking inventories of such fixtures and fittings and drawing plans of the Demised Premises and giving and leaving upon the Demised Premises for the Tenant notice in writing of any wants of repair defects and misuse which have been discovered and for which the Tenant may be liable under the covenants contained in this lease and

      3.9.2 if the Tenant fails to comply with such a notice as is mentioned in sub-clause 3.9.1 within such time as may be reasonable in the circumstances or in particular (and without restricting the rest of this sub-clause 3.9.2) fails at any time to perform any of the covenants set out in this lease relating to repair redecoration or the carrying out of any works which ought to be carried out on the Demised Premises by the Tenant permit the Landlord (but without restricting or cancelling the right of re-entry contained later in this lease) to enter upon the Demised Premises and repair redecorate or carry out such works at the expense of the Tenant and the Tenant will pay to the Landlord upon receiving a written demand the cost of any such repair decorations or other works carried out by the Landlord as mentioned above BUT so that such sums will bear interest as mentioned in sub-clause 3.5 with such interest running from the date on which the Landlord incurs the relevant expense____

3.10  Alterations

      The Tenant will

      3.10.1 not make any addition or alteration whatsoever to the Demised Premises or any part of the Buildings not included in the Demised Premises or to the Landlord's fixtures and fittings or arrangement of the gas, heating, lighting, sanitary or other installations of the Demised Premises or in any way cut, alter, injure or disfigure any of the doors, ceilings, windows or walls of the Demised Premises____

             EXCEPT THAT the Tenant may

             A. with the prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed) carry out internal works which do not and are not likely to affect the structure of the Buildings and

             B. without the need to obtain any consent from the Landlord and so long as it first notifies the Landlord of such proposed installation, removal or relocation instal remove or relocate internal demountable partitioning____

      3.10.2 not put up any aerial, mast, transmitter or any other item of equipment on the outside of the Demised Premises____

      3.10.3 on receiving a written request from the Landlord immediately pull down and remove any erection, alteration or addition erected or made in breach of sub-clause 3.10.1 or 3.10.2 and make good any damage caused thereby BUT so that this sub-clause 3.10.3 shall not in any way restrict or cancel any other remedy which the Landlord may have____

      3.10.4 not apply any substances (except for cleaning fluids approved by the Landlord) or coating to the inside or outside of the windows of the Demised Premises____

      3.10.5 not without the Landlord's written consent (such consent not to be unreasonably withheld or delayed) place any blind shutter or curtain behind the windows____

3.11  Obstructions

      The Tenant will not obstruct or interfere with the free use by the Landlord and anyone else having the right to use them of the estate roads and footpaths and other areas of Kembrey Park which are used in common and the Tenant will not obstruct any part of the Demised Premises or exit which the local Fire Officer requires to be used as a means of escape in the event of fire or other emergency____

3.12  Alienation

      3.12.1 The Tenant will not part with or share possession or occupation of, or grant to anyone else any right over or interest in, the whole (as opposed to part) of the Demised Premises except by an assignment or underletting where the conditions of sub-clause
             3.12.3 have been fulfilled____

      3.12.2 The Tenant will not in any circumstances assign or underlet or part with or share possession or occupation of, or grant to anyone else any right over or interest in, any part or parts (as opposed to the whole) of the Demised Premises____

      3.12.3 The Tenant will not assign or underlet the whole of the Demised Premises unless:

             3.12.3.1 the Tenant first obtains the Landlord's written approval
                      (such consent not to be unreasonably withheld or delayed) to the proposed assignment or underletting and the identity of the proposed assignee or undertenant;

             3.12.3.2 the proposed assignee or undertenant is a respectable and responsible person;

             3.12.3.3 before the assignment or underletting is completed the
                      Tenant and the assignee or undertenant first execute a counterpart licence in such form as the Landlord reasonably requires permitting the assignment or underletting and such licence is to include a direct covenant by the assignee or undertenant with the Landlord to observe and perform the covenants by the Tenant and the conditions and provisions contained in this lease but so that in the case of an undertenant the direct covenant with the Landlord shall be limited to the duration of such undertenant's lease and shall not include the covenant to pay the rents reserved by this lease;

             3.12.3.4 if the Landlord shall reasonably require there shall first be obtained from one or more respectable and responsible individuals or companies a direct joint and several covenant in such form as the Landlord may reasonably require with the Landlord (in the case of an assignment) to pay the yearly rents and additional rents reserved by this lease and (in the case of an assignment or underletting) to make good any damage sustained by the Landlord by reason of the proposed assignee's or undertenant's failure to observe and perform any of the other covenants by the Tenant or conditions or provisions contained in this lease, and

             3.12.3.5 in the case of an underletting (a) the underlease is in terms similar (insofar as is consistent with the term of the underlease) to this lease except that the undertenant shall not be permitted to underlet or part with or share possession or occupation of the whole or any part of the premises underlet to it save by way of assignment of the whole of the underlet premises and subject to first obtaining the prior written consent of both the Tenant and the Landlord for such an assignment (such consent not to be unreasonbly withheld or delayed); (b) the Tenant and the undertenant agree in the underlease that the provisions of sections 24 to 28 inclusive of the Landlord and Tenant Act 1954 are not to apply in relation to the tenancy to be created by the underlease and before entering into that agreement the Tenant and the undertenant obtain an order from a competent court authorising them to do so;

                      (c) the rent under the underlease is not less than the full market rent for the Demised Premises and the Tenant may not charge any form of premium for granting the underlease

                      (d) the underlease shall be capable of determination by the Tenant (with no residual right on the part of the undertenant in relation to the whole or any part of the Demised Premises) if this lease is determined in accordance with sub-clause 6.8

                      (e) the Tenant covenants with the Landlord that the Tenant will not vary the underlease without first obtaining the Landlord's written approval such consent not to be unreasonably withheld or delayed____

      3.12.4 If the Tenant determines this lease in accordance with sub-clause
             6.8 the Tenant will ensure that every underlease of the Demised Premises has also validly been determined by the Early Termination Date and that no new underlease is created in its place____

      3.12.5 For the purposes of this sub-clause 3.12 the word "underletting" includes the creation of any derivative term and "underlease" and "undertenant" have corresponding meanings and the word "assignment" includes any assignment of the Term or any derivative term or any estate or interest in the Demised Premises and "assign" has a corresponding meaning_____

      3.12.6 The Tenant will within twenty-eight days of every assignment underlease or other transfer of the Demised Premises or any part of the Demised Premises or other devolution of the interest of the Tenant in the Demised Premises or of any derivative interest give notice of that to the Landlord and at the same time will produce a copy certified by a solicitor of the relevant assignment underlease or other transfer or document effecting or evidencing such devolution for registration with the Landlord and pay to it a reasonable fee being not less than twenty-five pounds and VAT on such fee for every such registration_____

      3.12.7 Nothing contained in this sub clause 3.12 shall prevent the Tenant from sharing occupation of the whole or any part or parts of the Demised Premises with any one company ("the Group

             Company") which is for the time being a subsidiary of the Tenant or the holding company of the Tenant or which is another subsidiary of the holding company of the Tenant (in each case within the meaning of Section 736 of the Companies Act 1985) subject to the following conditions:-

             3.12.7.1 no relationship of landlord and tenant shall be created or be deemed to exist between the Tenant and the Group Company____

             3.12.7.2 the Group Company shall not be given exclusive occupation of the whole or any part of the Demised Premises____

             3.12.7.3 the right of any company to occupy the Demised Premises or any part thereof shall determine upon such company ceasing to be a Group Company or not later than the determination (for any reason whatsoever) of the Term____

             3.12.7.4 no transfer or creation of a legal estate shall take place in connection with such sharing of occupation___

             3.12.7.5 the Tenant shall give to the Landlord written notice of the name and principal office of the Group Company prior to its occupation____

             3.12.7.6 the Tenant shall indemnify the Landlord against any damages, claims, costs and expenses arising directly or indirectly from such occupation by the Group Company____

3.13  Access

      The Tenant will permit the Landlord and the other persons mentioned in sub-clause 2.2.2 to exercise the rights excepted and reserved by that sub-clause____

3.14  Use

      The Tenant will not use or occupy the Demised Premises or any part of the Demised Premises otherwise than for the uses specified in paragraphs B1 and B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as that order applies at the date of this lease____

3.15  Nuisance

      The Tenant will

      3.15.1 not do anything which is, or omit to do anything and thereby cause, a nuisance to the Landlord or any of the tenants of the Landlord or the occupiers of any adjoining or neighbouring property or which is or may be detrimental to the Demised Premises or the amenities of the neighbourhood____

      3.15.2 (without restricting sub-clause 3.15.1 or any other provision of this lease) not

             3.15.2.1 use the Demised Premises for any immoral or disreputable purpose;

             3.15.2.2 hold any auction on the Demised Premises;

             3.15.2.3 use all or any part of the Demised Premises for the repair, maintenance, breaking or storage of motor vehicles;

             3.15.2.4 use all or any part of the Demised Premises for the display of items for sale, or

             3.15.2.5 allow or cause any noise at or near the Demised Premises which annoys any neighbouring owner or occupier or exceeds any noise level limits from time to time in force (whether in relation to health and safety, as a condition of any planning permission, or otherwise) ____

      3.15.3 from time to time pay all costs charges and expenses which may properly be incurred by the Landlord in abating any nuisance upon the Demised Premises caused by any act or omission of the Tenant or in executing all such works as may be necessary for abating any such nuisance in obedience to any notice requiring the nuisance to be stopped____

3.16  Compliance with statutes

      The Tenant will

      3.16.1 at all times during the Term conform in all respects with the provisions of any instruments and regulations under any general or local Act of Parliament and any instrument, rule, regulation or order made under any such Act and with the Bye-Laws and regulations of any local or other authority or supply company (whether already or hereafter to be enacted or made) which may be applicable to the Demised Premises or any part thereof and in particular will not do or omit any act matter or thing in on or respecting the Demised Premises which may be required to be omitted or done (as the case may be) by the Planning Acts, the Factories Acts 1961, the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work Act 1974 or the Environmental Protection Act 1990____

      3.16.2 at all times hereafter indemnify and keep indemnified the Landlord against all proceedings costs expenses claims and demands in respect of any contravention by the Tenant or other occupier of the Demised Premises of any of the provisions of the said Acts, Bye-Laws, instruments, rules, regulations and orders or in respect of the Demised Premises____

3.17  Easements

      The Tenant will

      3.17.1 not stop up darken or obscure any window glass door or light nor give permission for any new window light opening doorway path passage drain or other encroachment to be made nor permit any easement to be acquired over or against the Demised Premises and

      3.17.2 if any encroachment or easement shall be made or threatened to be made or if any window or opening shall be made or opened or threatened to be made or opened in any neighbouring building (whether erected before or after the date this lease) or relating to any neighbouring land which if not obstructed may by lapse of time confer on the owner of any neighbouring property a right of such access of light forthwith give written notice to that effect to the Landlord and permit the Landlord and its agents to enter on the Demised Premises and inspect the Demised Premises and will at the joint cost of the Landlord and the Tenant do all things which the Landlord may consider proper for preventing the making of such encroachment or the acquisition of such right or easement____

3.18  Safe use of the Demised Premises

      The Tenant will ensure that

      3.18.1 nothing of an explosive or highly inflammable nature shall be brought into or stored in the Demised Premises or Kembrey Park unless

             3.18.1.1 such substances are kept in a proper container
                      intended for that purpose

             3.18.1.2 the other provisions of this lease (including but in no way limited to sub-clauses 3.15, 3.16 and 3.20) are complied with and

             3.18.1.3 the Landlord has first given its written consent (such consent not to be unreasonably withheld or delayed)____

      3.18.2 no engine machinery safe or other heavy article which in the reasonable opinion of the Landlord is likely to affect the stability of the structure of the Buildings or any adjoining or neighbouring property or building shall be brought into or stored in the Demised Premises____

      3.18.3 no petrol driven vehicle shall be taken or driven into the Demised Premises except:

             3.18.3.1 for loading and unloading

             3.18.3.2 whilst there are representatives of the Tenant at the
                      Demised Premises____

      3.18.4 no goods or signs are stored or placed in the adjacent roads, paths, loading areas or car parking areas____

      3.18.5 the Demised Premises are equipped with good and sufficient fire fighting equipment of a type to comply with the requirements of the local Fire Officer and will ensure that such equipment is maintained in good working order____

      3.18.6 no process is carried out or equipment kept or used on the Demised Premises which may damage the Demised Premises, the Buildings, or any other property or may interfere with processes carried out or equipment used elsewhere in Kembrey Park or on any other property, or which may interfere with the transmission of electromagnetic waves or intensified light beams across Kembrey Park____

3.19  Signs

      The Tenant will not exhibit either on the external walls or in or on the windows or on the doors of the Demised Premises or so as to be visible from outside the Demised Premises any notice sign or announcement____

3.20  Regulations

      The Tenant will perform and observe or cause to be performed and observed by anyone whom the Landlord reasonably regards as being under the Tenant's control such rules and regulations as the Landlord may from time to time make for the management of Kembrey Park and the orderly and proper use of the roads footpaths and common areas of Kembrey Park____

3.21  Notices received

      The Tenant will

      3.21.1 notify the Landlord within seven days (or sooner if necessary) of receiving them of all notices orders and proposals (including rating proposals) served under any Statute order regulation instrument or bye-law on the Tenant or the Demised Premises____

      3.21.2 if required by the Landlord produce such notices orders and proposals to the Landlord or its agents____

      3.21.3 not agree or consent to any such proposals without the Landlord's prior written approval____

      3.21.4 if required by the Landlord at the joint expense of the Landlord and the Tenant join with the Landlord in objecting to or appealing against any such notices orders and proposals____

3.22  Landlord's costs

      The Tenant will pay to the Landlord all costs charges and expenses (including legal costs and fees payable to a Surveyor) which may properly be incurred by the Landlord

      3.22.1 in or in contemplation of any proceedings under Sections 146 and 147 of the Law of Property Act 1925 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court____

      3.22.2 in so far as such costs, charges and expenses are reasonable in considering and (if appropriate) granting any request by the Tenant for the Landlord's permission where required by this lease____

      3.22.3 in or relating to the preparation, service and negotiation of any schedule of dilapidations which have occurred during the Term (whether the preparation, service and negotiation takes place before or after the end of the Term) ____

      3.22.4 in enforcing against the Tenant the provisions of this lease____

3.23  Planning applications

      The Tenant will not apply for any planning permission or enter into any agreement under the Planning Acts relating (in either case) to the Demised Premises or to their use or alteration without the Landlord's written consent____

3.24  Indemnity in respect of Outgoings

      The Tenant will

      3.24.1 indemnify the Landlord against any Imposition which either during the Term or at any time after the determination of the Term becomes payable by the Landlord in respect of the Demised Premises or any other property whatsoever by reason of any act or omission of the Tenant including any application for or obtaining of planning permission in respect of the Demised Premises or any adjoining property any alteration repair or reinstatement and any development or disposal (by way of assignment sub-letting or otherwise howsoever) of the Demised Premises or any part of the Demised Premises____

      3.24.2 be bound by the provisions of this sub-clause 3.24:

             3.24.2.1 whether or not the act or omission of the Tenant was authorised by this lease or by the Landlord and whether or not the act or omission is in breach of any of the covenants on the part of the Tenant contained in this lease, and

             3.24.2.2 whether or not the Term has already come to an end____

             AND the parties agree that no one part of this sub-clause 3.24 shall be considered as restricting or cancelling any other part of the sub-clause____

3.25  Reletting or sale

      The Tenant will permit the Landlord or its agents at any time within the six months before the Term is due or expected to come to an end in the case of a reletting or at any time in the case of a disposal of a reversionary interest in the Demised Premises to enter on the Demised Premises and to affix on any suitable part or parts of the Demised Premises a notice board or notice boards for reletting or otherwise disposing of the Demised Premises and will allow the Landlord to show the Demised Premises to anyone who wishes to view them and has the permission of the Landlord to do so BUT so that this shall be done in such a way as shall not unreasonably interfere with the Tenant's course of business____

3.26  Handing back of the Demised Premises

      The Tenant will at the time at which the Term expires or otherwise ends

      3.26.1 peaceably and quietly leave surrender and yield up to the Landlord the Demised Premises together with the Landlord's fixtures and fittings which at any time shall be erected on or used on or fastened to the Demised Premises, and all improvements and additions to the Demised Premises and those fixtures and fittings, repaired redecorated and treated in accordance with the Tenant's obligations under this lease____

      3.26.2 unless requested in writing by the Landlord not to do so remove all tenants fixtures and fittings (including all tenant's partitioning and cabling) installed by the Tenant or any previous tenant or other occupier during the Term or by the Tenant during the term granted by any previous lease of the Demised Premises and to make good to the Landlord's satisfaction any damage caused to the Demised Premises by such removal or by the original installation____

3.27  Restrictions on pollution

      Without restricting or cancelling any of its other obligations under this lease, the Tenant will

      3.27.1 not permit the discharge release or escape of any fuel gas toxic substance or pollutant from the Demised Premises other than in accordance with all statutory requirements____

      3.27.2 not create any environmental hazard or detriment by the storage escape or release of any gas substance or liquid in such quantity (whether that quantity by itself or cumulatively with other deposits of the same or different gases substances or liquids) as to subject persons or animals or vegetation to a material risk of death injury or impairment of health and/or as to threaten the pollution (whether on the surface or underground) of any water supply____

      3.27.3 upon the Determination of the Term to make good the Demised Premises and the surrounding area so as to remove all toxic harmful and polluting substances which have been deposited or released during the Term (or during any previous period of occupation by Tinsley Robor plc) by the Tenant or other authorised occupier of all or part of the Demised Premises or by anyone for whom the Landlord reasonably regards the Tenant or authorised occupier as being responsible. The obligation in this sub-clause 3.27.3 includes (but is not limited to) an obligation to remove all polluted and or toxic earth, topsoil, substances, gases and liquids and to dispose of those items in a recommended and statutorily approved and safe manner and (where appropriate) to replace them with non-toxic materials so as to yield up the Demised Premises in a non-polluted and toxic-free state of repair and condition____

4.    THE LANDLORD'S COVENANTS

THE LANDLORD hereby COVENANTS with the Tenant as follows:

4.1   Quiet enjoyment

      So long as the Tenant pays the Rent and Additional Rents and performs and observes the covenants on the Tenant's part contained in this lease, the Tenant shall during the Term quietly enjoy the Demised Premises without interruption by the Landlord or any person lawfully claiming under or in trust for it_____

4.2   Services

      The Landlord will use all reasonable endeavours to provide the services set out in Part 2 of the Second Schedule in accordance with and subject to such conditions and provisions relating to those services as are contained in the Second Schedule and elsewhere in this lease, but shall be under no liability to the Tenant for failure to provide those services due to circumstances beyond the reasonable control of the Landlord____

4.3   The Substation Lease

      Neither the Landlord nor its successors in title shall without the prior written consent of the then Tenant accept a surrender or take any steps to forfeit or otherwise determine the Substation Lease whilst this lease (or any statutory continuation of it) remains in place provided that:

      4.3.1 the Tenant shall not unreasonably withhold or delay the giving of such consent;

      4.3.2 such consent shall not be necessary where, before or at the same time as the Substation Lease is determined, an alternative substation lease is entered into for a substation capable of providing an equivalent or greater supply to the Demised Premises, and

      4.3.3 if the Landlord wishes to determine the Substation Lease because of some breach of covenant by the tenant of that lease the Tenant indemnifies the Landlord against any loss or damage which the Landlord suffers by reason of being precluded from determining the Substation Lease____

5.    INSURANCE

5.1   The Landlord's obligations

      The Landlord covenants with the Tenant that the Landlord will:

      5.1.1 subject to the usual excesses and conditions keep the Buildings and the Landlord's fixtures and fittings in the Demised Premises insured with an insurer of repute in their full reinstatement value (including loss of Rent and Service Charge for three years (or such longer period as the Landlord shall consider appropriate) and architects and surveyors fees payable on rebuilding and any resulting VAT) against loss or damage by fire and (subject to insurance against such risks being readily available on the United Kingdom insurance market) aircraft, explosion, earthquake, riot, malicious damage, storm, flood, escape of water or oil, impact, theft, sprinkler leakage, subsidence and accidental damage and such other risks as the Landlord may require and will pay all premiums necessary for that purpose

      5.1.2 if the Buildings are damaged or destroyed by a risk against which the Landlord is obliged under this lease to insure them and subject to obtaining all necessary consents to cause all insurance monies received (except those for loss of Rent and Service Charge) to be applied in making good the damage for which the monies have been received or (as the case may be) in rebuilding the Buildings (but not so as to provide accommodation identical in layout if it would not be reasonably practicable to do so) PROVIDED THAT the Landlord shall not be obliged to lay out such monies if and to the extent that:-

            5.1.2.1 such making good or rebuilding is rendered impracticable by causes beyond the Landlord's control in which case the whole of such monies shall belong to the Landlord absolutely upon service by the Landlord upon the Tenant of a notice stating that this is the case and thereupon this lease shall immediately determine (though without restricting or cancelling the rights of the Landlord and the Tenant against the other in respect of any previous breach of the provisions of this lease), or

            5.1.2.2 payment of any insurance monies shall be properly refused by reason of any act or default of the Tenant (unless the Tenant pays to the Landlord an amount equal to the amount payment of which shall have been refused) or the Tenant has failed to make the payments referred to in sub-clause 5.2.1 and

                    5.2.2____

      5.1.3 at the reasonable request and at the expense of the Tenant provide particulars of the policy and a schedule of the risks covered together with adequate evidence that the policy is in force____

      5.1.4 notify the Tenant from time to time of any material change in the risks insured against under sub-clause 5.1.1____

5.2   The Tenant's obligations

      The Tenant covenants with the Landlord that the Tenant will:

      5.2.1 pay to the Landlord from time to time within seven days of receiving a request for it a sum equivalent to the insurance premiums paid by the Landlord in accordance with sub-clause 5.1.1 or (if the premiums relate also to other property) a sum equivalent to a fair proportion as determined by the Landlord's Surveyor of the amount of such premiums____

      5.2.2 pay to the Landlord from time to time within seven days of receiving a request for it a sum equal to the sum or sums which the Landlord shall from time to time pay by way of premium for effecting or maintaining insurance indemnifying the Landlord against any liability for damages and any claims costs and expenses arising from any accidental injury to or disease suffered by any person or any accidental damage to property caused by the state or condition of the Buildings or any equipment within the Buildings or any part of the Buildings and in particular but without restricting the meaning of the rest of this sub-clause 5.2.2 any liability on the part of the Landlord under the Defective Premises Act 1972 or (if the premiums relate also to premises other than the Demised Premises) a sum equivalent to a fair proportion as determined by the Landlord's Surveyor of the amount of such premiums____

      5.2.3 pay to the Landlord from time to time within seven days of receiving a written request for it a sum equal to any excess or insured's contribution in relation to a claim made or to be made by the Landlord under any policy or policies of insurance mentioned in sub-clause 5.1.1 or 5.2.2____

      5.2.4 (without restricting or cancelling any other obligation on the Tenant under this lease and so that sub-clauses 5.2.4.1 and
            5.2.4.2 shall be construed independently)____

            5.2.4.1 not do anything whereby any policy of insurance taken out by the Landlord on including or in any way relating to the Demised Premises or the Buildings or any neighbouring property of the Landlord may become void or voidable or

                    (unless the payment of the increased premium is with the prior agreement of the Landlord undertaken by the Tenant) whereby the rate of premium may be increased____

            5.2.4.2 in the event of any additional or increased premium becoming payable in respect of the Demised Premises or all or any part of the Buildings or any neighbouring property of the Landlord by reason of the trade or business carried on in or upon the Demised Premises or anything done or kept on the Demised Premises being deemed a hazardous or special risk by the Landlord's insurers pay within seven days of demand such additional premium or increased premium in full to the Landlord or to its insurers as the Landlord may direct____

5.3   Suspension of Rent

      5.3.1 If the Buildings or any part of the Buildings shall be so destroyed or damaged by fire or any other risk against which the Landlord is by this lease obliged to insure as to render the Demised Premises unfit for occupation and use or inaccessible then (unless

            A. the insurance of the Buildings by the Landlord shall have been vitiated or payment of the policy monies wholly or partly refused wholly or partly by reason of any act neglect or default of the Tenant any subtenant or other authorised occupier of all or part of the Demised Premises or its or their respective servants agents or invitees and

            B. the Tenant has not paid to the Landlord an amount equal to the amount payment of which shall have been refused)

                  5.3.1.1 the Rent or a fair and just proportion of it
                          (according to the nature and extent of the damage sustained) shall be suspended from the date of such destruction or damage until the Demised Premises shall have been rebuilt or reinstated and rendered fit for occupation and use and accessible (or until the expiration of the period of three years from the date on which such destruction or damage occurred if that is earlier), and

                  5.3.1.2 if by the expiry of the period of three years less one month from the date of such destruction or damage the Demised Premises shall not have been rebuilt or reinstated and rendered fit for occupation and use and accessible the Tenant may serve on the Landlord one month's notice in writing of its intention to determine this lease____

      5.3.2 the Tenant may not serve such a notice as is mentioned in sub-clause
            5.3.1.2 after the Demised Premises have been rebuilt or reinstated and rendered fit for occupation and use____

      5.3.3 on the expiry of such notice as is mentioned in sub-clause 5.3.1.2 this lease shall determine (though without restricting or cancelling the rights of the Landlord and the Tenant against the other in respect of any previous breach of the provisions of this lease) ____

      5.3.4 if the Landlord insures against loss of Rent for a period longer than three years then the references to a three year period in sub-clauses 5.3.1.1 and 5.3.1.2 shall be treated as references to such longer period____

      5.3.5 in the event of any dispute as to the amount or period of such abatement as is mentioned in sub-clause 5.3.1.1 or as to whether the Demised Premises have been rebuilt, reinstated or rendered fit for occupation and use and accessible the dispute shall be referred to arbitration in accordance with the provisions of the Arbitration Acts 1950 and 1979 and if the parties cannot agree on the identity of the arbitrator he shall be nominated on the application of either party to the President of the Royal Institution of Chartered Surveyors or his deputy____

5.4   Alternative Arrangements for repayment of insurance premium

      The Landlord may, during such periods as it elects, recover all or part of the sums mentioned in sub-clauses 5.2.1 and 5.2.2 by including the relevant premiums in the amount of the Service Charge so that the arrangements for payment by the Tenant shall be as for the rest of the Service Charge____

6.    FURTHER PROVISIONS

THE parties also agree:-

6.1   Forfeiture

      Whenever:

      6.1.1 the Rent or the Additional Rents or any part of them are in arrears for 14 days or more after having become due (whether demanded formally or not);

      6.1.2 the Tenant has not complied with any obligation on its part contained in this lease;

      6.1.3 when the Tenant is one or more individuals: that individual is, or one or more of those individuals is or are, adjudicated bankrupt or has a receiving order made against him or an interim receiver is appointed of the property of the Tenant or one or more of the tenants;

      6.1.4 when the Tenant is one or more companies; it or one of them goes into compulsory or voluntary liquidation (unless that is solely for the purpose of amalgation or reconstruction when solvent), an administrative receiver or receiver of it (or one of them) is appointed, or an administration order is made in respect of it (or one of them), or

      6.1.5 the Tenant (or if the Tenant is more than one person one or more of the tenants) shall enter into any arrangement with its creditors or shall suffer any distress or execution to be levied on his goods or the Demised Premises or shall grant a bill of sale on any goods or fittings at the Demised Premises____

      then the Landlord may forfeit this lease by entering (itself or through agents) any part of the Demised Premises in the name of the whole of the Demised Premises____

      BUT such forfeiture does not cancel, reduce or restrict any right of action or remedy of the Landlord in respect of any breach prior to such forfeiture by the Tenant of its obligations under this lease or the amount of damages which the Landlord may claim____

6.2   Alterations to other property

      The Landlord and others may carry out works and erections upon and to that part of the Buildings not comprised in the Demised Premises and upon and to adjoining or neighbouring property notwithstanding that the amenities and access of light and air to the Demised Premises may be diminished or otherwise affected____

6.3   Electromagnetic and light based transmissions

      The Landlord and others authorised by it may transmit electromagnetic waves and laser or intensified light beams across all of Kembrey Park including (unless this disrupts any process being carried out or equipment operated on the Demised Premises) the Demised Premises____

6.4   Limitation of Landlord's liability

      6.4.1 Except as expressly provided by clause 4 hereof and/or in so far as the matters and things mentioned in this sub-clause 6.4 are included in the insurance referred to in sub-clauses 5.1.1 and 5.2.2 the Landlord shall not be liable to the Tenant or to any other person for any accidental loss or damage which may at any time during the Term be occasioned or suffered by the Tenant or any other person or to the Demised Premises or to any goods or property of the Tenant or any other person by reason of any breakdown, bursting, stoppage, leakage, breakage, defect or damage of or in any pipes, taps, mains, cisterns, wires, apparatus or machinery in or in connection with or used for the purposes of the Demised Premises or any adjoining or neighbouring property nor for the absence or lack of light in or to the Demised Premises and the Landlord shall not be liable to any other person not a party to this lease to perform any of the covenants herein contained in this lease whether express or implied in so far as such covenants impose obligations going beyond the common duty of care imposed by the Common Law or the Occupiers Liability Act 1957

      6.4.2 The Landlord shall not be responsible for or incur any liability in respect of any communication from or to, or property of, the Tenant which may be left with or entrusted to servants employed by the Landlord___

6.5   Planning restrictions

      Nothing contained in this lease

      6.5.1 shall render the Landlord or the Tenant liable in respect of any of the covenants conditions and provisions contained in this lease if and so far only as the performance or observance of them or any one or more of them shall after the date of this lease become a contravention of or otherwise impossible or illegal under or by virtue of the Planning Acts but subject as mentioned above in this sub-clause 6.5.1 the Term and the rents payable to the Landlord shall not determine solely because of any changes or modifications or restrictions of user of the Demised Premises or obligations made or imposed after the date of this lease under or by virtue of the Planning Acts or any revocation or withdrawal or the alteration of any conditions attached to or the imposition of further conditions in respect of any permission for development already granted in respect of the Demised Premises under the Planning Acts____

      6.5.2 shall be deemed to constitute any warranty by the Landlord that the Demised Premises or any part of the Demised Premises are presently or will in the future be authorised under the Planning Acts for use for any specific purpose____

6.6   Service of notices

      Subject to sub-clause 1.7 Section 196 of the Law of Property Act 1925 as amended shall apply to all notices served under this lease____

6.7   VAT

      Unless the contrary is expressly stated sums and payments expressed or referred to in this lease are exclusive of VAT which (if chargeable) shall be paid in addition by the party paying such sums or making such payment____

6.8   Option to determine

      6.8.1 If the Tenant

            6.8.1.1 wishes to determine the Term on the Early Termination Date;

            6.8.1.2 gives to the Landlord prior written notice of not less than twelve months and one day to that effect;

            6.8.1.3 shall up to the Early Termination Date have paid the rents hereby reserved and there shall not be subsisting either at the time the notice is served or at the Early Termination Date any material breach by the Tenant of the covenants and obligations on the part of the Tenant contained in this lease, and

            6.8.1.4 gives vacant possession of the Demised Premises to the
                    Landlord

            then at 11.59 pm on the Early Termination Date this lease and everything contained in it shall cease and be void____

      6.8.2 The determination of the Term in accordance with sub-clause 6.8.1 shall not cancel or restrict the rights and remedies of either party against the other in respect of any antecedent claim or breach of covenant_____

      6.8.3 For the purposes of this sub-clause 6.8 time shall be of the essence____

IN WITNESS whereof this deed has been executed by the parties and has been delivered on the date written at the start of the document____

                                 FIRST SCHEDULE
                             "The Demised Premises"

                                     Part 1
                   Items excluded from the Demised Premises

1. The structural frame and columns, the cladding and the cladding frame, the external windows, the external window frames, the external doors and external door frames of the Buildings____

2. The concrete screeds, slabs, beams and decks being the floors of the Buildings

3.    The foundations supporting the Buildings____

4. The beams and roof deck and all other elements of the roof of the Buildings____

5.    Insulation materials within the walls or roof of the Buildings____

6. Any airspace above the roof of the Buildings or ground below the Buildings____

                                     Part 2
                     Items included in the Demised Premises

1. The plaster finishes other wall and floor coverings and paintwork inside the Demised Premises____

2.    The internal block walls in the Demised Premises

3.    The ceiling tiles and lighting units inside the Demised Premises____

4.    Any Service Media that exclusively serve the Demised Premises____

5.    All additions and improvements to the Demised Premises____

6. All the Landlord's fixtures and fittings and any other fixtures (including the carpets) which are in or attached to or which may in the future be in or attached to the Demised Premises except for those which are installed by the Tenant and can be removed without defacing the Demised Premises____

                               THE SECOND SCHEDULE
                               The Service Charge

                                     Part 1
                          Payment of the Service Charge

1.    "The Capped Service Charge Contribution" means

      A.   During the first year of the Term: (pound)6,730.80

      B. During each of the second, third, fourth and fifth years of the Term a sum calculated as follows:

                            The last published Index prior to the start of the relevant year of the Term

           (pound)6,730.80 x __________________________________________________
                            The last published Index prior to the start of the Term____

      "The Expenditure" means the amount which the Landlord spends in providing the services set out in Part 2 of this Schedule____

      "The Final Service Charge" means

      A.  during each of the first five years of the Term:
          the lesser of:

          (a)   the Tenant's proportion of the Expenditure and

          (b)   the Capped Service Charge Contribution

      B. during each year after the end of the fifth year of the Term: the Tenant's proportion of the Expenditure the Tenant's proportion in each case to be calculated as set out in Part 3 of this Schedule____

      "Index" means the "all items" index figure of the Index of Retail Prices published by the Department of Employment or any successor Ministry or Department____

      "The Interim Service Charge Instalment" means a payment to be made by the Tenant on such dates as the Landlord may require (though not more frequently than every month) on account of the Final Service Charge, the amount of the Interim Service Charge Instalment being such sum as will, if the Interim Service Charge Instalments are made on the stipulated days result in the Tenant having paid to the Landlord at the end of the relevant Service Charge Year such sum as the Landlord anticipates will be the Final Service Charge____

      "The Service Charge Year" means each successive period beginning on 1st April and ending on 31st March in each year or such other period as the Landlord may from time to time notify in writing to the Tenant____

2.    The Landlord must

      2.A keep an account of the Expenditure____

      2.B prepare and deliver to the Tenant within 9 calendar months after the end of each Service Charge year a statement ("the Service Charge Statement") for each Service Charge Year which

           2.B.a states the Expenditure for the relevant Service Charge Year with sufficient particulars to show the amount spent on each major category of expenditure;

           2.B.b states the amount of the Final Service Charge;

           2.B.c states the total of the Interim Service Charge Instalment paid by the Tenant, and

           2.B.d states the amount by which the Final Service Charge exceeds
                 ("Negative Balance") or falls short of ("Positive Balance"), the total of the Interim Service Charge Instalments

           2.B.e states the Tenant's proportion applied to each major category of expenditure____

           PROVIDED THAT any failure by the Landlord to produce such statement within the 9 month period mentioned shall not cancel or restrict the Tenant's obligation to pay the Service Charge, any Interim Service Charge Instalment or any Negative Balance

3. The Tenant must pay the Interim Service Charge Instalment on the dates stipulated by the Landlord____

4.A If a Service Charge Statement shows a Negative Balance then the Tenant must pay that sum to the Landlord within fourteen days of receiving the Service Charge Statement____

4.B If a Service Charge Statement shows a Positive Balance then the Landlord must either credit the amount of such balance towards the sum which has fallen or will fall due from the Tenant in respect of the Interim Service Charge Instalments for the following Service Charge Year or (where a Positive Balance is calculated after the end of the Term) within fourteen days of producing the Service Charge Statement pay to the Tenant the amount of the Positive Balance____

5. Every Service Charge Statement is conclusive as to the information set out in it____

6A. If the basis for the calculation of the Index is changed and any method of reconciliation between the new and old figures is officially published, that method is to be used for the purpose of comparisons under this part of this Schedule

6B.   If

      (a) the basis for the calculation of the Index is changed and no method of reconciliation between the new and old figures is officially published or

      (b)  the Index ceases to be published
      then the Capped Service Charge Contribution shall be adjusted each year (until and including the fifth year of the Term) by reference to such other index of costs or prices as the Landlord may from time to time reasonably specify____

7. The Tenant may, if it pays the Landlord's reasonable costs of such exercise, on reasonable prior notice to the Landlord inspect such of the books, records, invoices and accounts relating to the Service Charge and the preparation of the Service Charge Statement as it may reasonably request____

                                     Part 2

                                  The Services

A. The whole of Kembrey Park

1. Except for such parts of Kembrey Park for which any tenant is responsible and for parts which are available for letting:

(a) Periodically inspecting, examining, maintaining, repairing, amending, lighting, cleansing, painting, decorating, overhauling and where necessary replacing any and every common part of Kembrey Park including the estate buildings, courtyards, parking spaces, access roads, ramps, pavements, ways, fences, sewers, drains, pipes, watercourses, cables, plant, machinery, apparatus, fixtures and fittings and appurtenances there_____

(b) Tending and keeping tidy and planting with such flora as the Landlord shall reasonably deem to be appropriate the areas of land within Kembrey Park____

(c) The supply and maintenance of such fire fighting and alarm equipment on Kembrey Park as may be provided by the Landlord or as may be required to be supplied and maintained by the Landlord's insurers, by statute, or by the Fire Authority for the district____

(d) The payment of all insurance premiums, rates, charges, assessments, impositions and other outgoings payable by the Landlord in respect of all common parts of Kembrey Park and the estate buildings there____

2. The control and eradication of any pests in or about Kembrey Park including the Demised Premises____

3. The provision of such medical and security services as the Landlord may reasonably deem necessary____

4. The employment of such staff as the Landlord may reasonably deem necessary for the performance of the duties and services in and about Kembrey Park and all incidental expenditure in relation to such employment (including but without limiting the generality of such provision the payment of the statutory and such other insurance, health, pension, welfare and other payments, contributions, taxes and premiums) and the cost of entering into any contracts for the carrying out of all or any of the said duties and services that the Landlord may reasonably deem desirable or necessary and the provision of estate buildings, medicines, medical equipment, uniforms, working clothes, tools, appliances, cleaning and other materials, bins, receptacles, fixtures and fittings and other equipment for the proper performance of their duties and for the general management security maintenance and cleanliness of Kembrey Park and all parts thereof____

5. Making repairing maintaining rebuilding and cleansing all ways roads pavements sewers drains pipes watercourses party walls party structures party fences walls or other conveniences which may belong to or be used for Kembrey Park in common with other premises near or adjoining thereto____

6. Taking all steps reasonably deemed desirable or expedient by the Landlord for complying with, making representations against or otherwise contesting, the incidence of the provisions of any legislation or orders or statutory requirements thereunder concerning town planning, public health, highways, streets, drainage or other matters relating to or alleged to relate to Kembrey Park for which the Tenant is not directly liable____

7. Complying with any statutory requirement in respect of Kembrey Park made for the benefit or protection of the occupiers_____

8. Disposing or arranging the disposal of waste from all or part of Kembrey Park____

9. Where the Landlord has been advised by its environmental engineers to carry out such work or to take such measures, any reasonable work done or measures reasonably taken to counteract prevent or reduce the likelihood of the spread or presence of any virus bacteria or other dangerous substance within or around the Kembrey Park____

10. All reasonable fees properly incurred by the Landlord or its managing agents (if any) in connection with general management or maintenance of Kembrey Park and so that the Landlord may if it so elects (such election to be notified to the Tenant in writing) for such period as it does not employ and charge for managing agents charge a management fee to be fixed by the Landlord but not to exceed 10% of the total of the items (excluding this paragraph 10) set out in this part of this schedule____

11. Such additional services as the Landlord may now or at any time in the future reasonably decide to be in the interests of good estate management and for the benefit of the tenants at Kembrey Park generally____

12. Reasonable provision for anticipated expenditure in respect of the foregoing as the Landlord or its agents may in its or their reasonable discretion determine____

B. The Birch Phase

1. The keeping in good and substantial repair and condition (including external decoration) and (where the Landlord considers appropriate) renewal of the whole or any part of so much of the Buildings as is not comprised in the Demised Premises and as would not form part of the demise of any other unit within the Birch Phase were all such units let on terms similar to this lease including reasonable provision for anticipated expenditure in respect of such work as the Landlord or its agents may in its or their reasonable discretion determine____

2. The regular inspection maintenance repair and (where the Landlord considers appropriate) replacement or renewal of the heating (including the plumbing for the heating), ventilation and electrical systems and the fire fighting equipment and fire and intruder alarm equipment at the Buildings where these have been installed by the Landlord____

3. The external and internal cleaning of all windows and external cladding to the Buildings____

4. Disposing or arranging the disposal of waste from all or any part of the Birch Phase____

5. Taking out such insurance or maintenance contracts as the Landlord reasonably considers appropriate relating to any such items or services as are mentioned in this Part 2B of the Second Schedule

6. All reasonable fees properly incurred by the Landlord or its managing agents (if any) in connection with the general management of the Birch Phase and so that the Landlord may if it so elects (such election to be notified to the Tenant in writing) for such period as it does not employ and charge for managing agents charge a management fee to be fixed by the Landlord but not to exceed 10% of the total of the items (excluding this paragraph 5) set out in Part 2 of this schedule____

7. Such other services as the Landlord in its reasonable discretion shall deem desirable or necessary to enable it to carry out or maintain the said services and for the general conduct and good management of the Birch Phase___

8. Reasonable provision for anticipated expenditure in respect of the foregoing as the Landlord or its agents may in its or their reasonable discretion determine_____

                                     Part 3
                     Calculation of the Tenant's proportion

The Tenant's proportion of the cost of providing the services set out in Part 2 of this schedule shall be determined by the Landlord or its agents and unless (in each case) the Landlord or its agents consider that particular circumstances make some other basis of calculation appropriate:

1. The Tenant's proportion in respect of the services set out in Part 2A of this Schedule shall be a just proportion based on the ratio which the gross internal area of the Demised Premises bears to the gross internal area of all units (including the Demised Premises) let or available for letting at Kembrey Park but excluding from the calculation of the latter figure any unlet new building completed during the relevant Service Charge Year____

2. The Tenant's proportion in respect of the services set out in Part 2B of this Schedule shall be a just proportion based on the ratio which the gross internal area of the Demised Premises bears to the gross internal area of all units (including the Demised Premises) in the Birch Phase let or available for letting in respect of which the relevant service or services are provided____

                               THE THIRD SCHEDULE
                            Car Parking Arrangements

1. The Tenant will park its motor cars in the part or parts of the car park area as the Landlord shall at its sole discretion from time to time allocate to the use of the Tenant, which allocation may be changed by the Landlord upon one month's previous notice in writing as frequently as it may deem fit and nothing in this lease shall be construed as conferring upon the Tenant any exclusive right to the enjoyment of any particular position in the car park area provided that nine of the parking spaces allocated to the Tenant will always be within the Birch Phase and the rest will be within reasonably convenient walking distance of the Demised Premises____

2. The Tenant shall at all times diligently perform and observe any reasonable rules and regulations which may from time to time be circulated or displayed by the Landlord in relation to the car park area____

3. The Landlord shall be under no liability for the entry of unauthorised persons to the car park area or any loss or damage occasioned to motor cars or their contents or to the Tenant____

4. The Tenant will reimburse the Landlord a due proportion attributable to the said part from time to time allocated to the Tenant of any Impositions (whensoever assessed charged or imposed upon the Landlord) payable by the Landlord in respect of the car park area, (save to the extent that such Impositions are recovered through the Service Charge) such reimbursement to be made on demand____

                               THE FOURTH SCHEDULE
                                   Rent Review

1. The revised Rent for any Review Period may be agreed at any time between the Landlord and the Tenant or (in the absence of agreement) determined not earlier than the relevant Review Date by an independent valuer (acting as an expert and not as an arbitrator) such valuer to be nominated in the absence of agreement by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant made not earlier than six months before the relevant Review Date but not later than the end of the relevant Review Period and so that in the case of such valuation the revised Rent to be determined by the valuer shall be such as he shall decide is the yearly rent at which the Demised Premises might reasonably be expected to be let at the relevant Review Date____

(A)   On the following assumptions at that date:

      (i)   that the Demised Premises:

            (a) are available to let on the open market without a fine or premium with vacant possession by a willing landlord to a willing tenant for a term of 10 years or the residue then unexpired of the term of this lease (whichever be the longer) ____

            (b) are to be let as a whole subject to the terms of this lease (other than the amount of the Rent hereby reserved but including the provisions for review of that rent on a basis and of a frequency as set out in this lease) ____

            (c)   are fit and available for immediate occupation_____

            (d) may be used for any of the purposes permitted by this lease as varied or extended by any licence granted pursuant thereto____

      (ii) that the covenants contained in this lease on the part of the Tenant have been fully performed and observed____

      (iii) that no work has been carried out to the Demised Premises which has diminished the rental value and that in case the Demised Premises have been destroyed or damaged they have been fully restored____

      (iv) that the rent will become payable after the expiry of a rent-free period of such length as would be negotiated in the open market between a willing landlord and a willing tenant____

      (v) that the hypothetical tenant is and tenants in the market generally are registered for VAT and will be able to set off in full by way of input tax any VAT payable in respect of the Rent or other sums due under the provisions of this lease against the output tax payable by him or them____

(B)   But disregarding:

      (i) any effect on rent of the fact that the Tenant its sub-tenants or their respective predecessors in title have been in occupation of the Demised Premises____

      (ii) any goodwill attached to the Demised Premises by reason of the carrying on thereat of the business of the Tenant its sub-tenants or their predecessors in title in their respective businesses and

      (iii) any increase in rental value of the Demised Premises attributable to the existence at the relevant Review Date of

            (a) any improvement to the Demised Premises or any part thereof carried out with consent where required and otherwise than in pursuance of an obligation to the Landlord or its predecessors in title by the Tenant its sub-tenants or their respective predecessors in title during the Term or during any period of occupation prior thereto arising out of an agreement to grant such term or

            (b) the Additional Works as defined in an agreement for lease dated 20 February 1995 between the Landlord (1) and the Tenant
                  (2)

      2. (A) the fees and expenses of the valuer referred to in paragraph 1 including the cost of his nomination shall be borne as the valuer directs and the Landlord and the Tenant shall otherwise bear their own costs____

      (B) the valuer shall afford the Landlord and the Tenant an opportunity to make representations to him and

      (C) if the valuer nominated in accordance with paragraph 1 shall die delay or become unwilling unfit or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may on the application of either the Landlord or the Tenant by writing discharge the valuer and appoint another in his place____

3. When the amount of any Rent to be ascertained as provided above shall have been ascertained memoranda recording that shall immediately be signed by or on behalf of the Landlord and the Tenant and annexed to this lease and its counterpart and the Landlord and the Tenant shall bear their own costs in respect of those memoranda____

4. (A) If the revised Rent payable on and from any Review Date has not been agreed by that Review Date the Rent shall continue to be payable at the rate previously payable and immediately upon the revised Rent being ascertained the Tenant shall pay to the Landlord any shortfall between the Rent and the revised Rent payable from and including the Review Date up to and including the day prior to the quarter day following the ascertainment of the revised Rent together with interest on any shortfall at the Base Rate from time to time of Lloyds Bank Plc such interest to be calculated on a day-to-day basis from the date on which such shortfall (or each part of such shortfall) would have been payable if the revised Rent had been ascertained prior to the relevant Review Date to the date of ascertainment and thereafter in accordance with sub-clause
3.4 and the interest so payable shall be recoverable in the same manner as Rent in arrear____

      (B) for the purpose of this paragraph 4 the revised Rent shall be deemed to have been ascertained on the date when the same has been agreed between the Landlord and the Tenant or as the case may be the date of the determination by the valuer____

5. If either the Landlord or the Tenant shall fail to pay the relevant proportion of the fees and expenses of the valuer under the provisions of paragraph 2 within twenty-one days of the same being demanded by the valuer the other shall be entitled to pay the same and the amount so paid shall be repaid by the party chargeable on demand____

[GRAPHIC]           (THE COMMON SEAL of SUN ALLIANCE
                    (AND LONDON ASSURANCE COMPANY LIMITED
                    (was hereunto affixed in the presence
                    (of:-


                         /s/ [illegible]
                         Authorised Signatory


                         /s/ [illegible]
                         Authorised Signatory


                    (THE COMMON SEAL of TINSLEY ROBOR plc
                    (was  hereunto  affixed  in  the
                    (presence of:-


                         Director

                         Secretary